Exhibit 3.94

ARTICLES OF INCORPORATION	UNITED STATS OF AMERICA

OF	STATE OF LOUISIANA

NORMAL LIFE OF LOUISIANA, INC.
PARISH OF ORLEANS
     BE IT KNOWN, that on this 19th day of January, in the year of our Lord, One Thousand Nine Hundred Eighty-four:
     BEFORE ME, James A. Gray, II, a Notary Public, duly commissioned and qualified, in and for the Parish of Orleans, State of Louisiana, therein residing, and in the presence of the witnesses hereinafter named and undersigned:
     PERSONALLY CAME AND APPEARED: Gladys Jackson, who declared unto me, Notary, in the presence of the undersigned competent witnesses residing in the Parish and State aforesaid, that availing herself of the provisions of R.S. 12:1 to 178, she does by these presents form and organize herself, as well as all such other persons who may hereafter joint or become associated with her or her successors and assign, into a corporation in pursuance of said law for the objects and purposes and under the covenants, stipulations and agreements and in connection with the following Articles of Incorporation, to-wit:
Article 1. Name
The name and title of this corporation shall be:
NORMAL LIFE OF LOUISIANA, INC.
Article 2. Purpose

     The purpose of the corporation is to engage in any lawful activity for which a Louisiana Corporation may be formed.
Article 3. Existence
     The corporation shall have perpetual existence.
Article 4. Registered Office
     The location and post office address of the registered office of this corporation is 3715 Williams Boulevard, Kenner, Louisiana, 70065 which shall continue as the registered office of the corporation until changed by the Board of Directors in the manner required by law.
Article 5. Registered Agent
     The full name and post office address of the registered agent of this corporation for the service of process is:
JEFFERSON, BRYAN & GRAY
(A Law Corporation)
Suite 3000
1001 Howard Avenue
New Orleans, Louisiana 70113
Article 6. Stock
     The total authorized number of shares of this corporation is 10,000 shares of common stock with no par value. The stock of this corporation shall be issued only for cash or for property or services actually performed. The Board of Directors shall fix the terms and conditions of sale and the time for the payment of all stock sold.
     All voting rights at stockholders’ meetings are vested in the holders of shares of the stock of this corporation and each stockholder shall be entitled to one vote, either in person or by proxy, for each share of stock standing in his name on the books of the corporation. The right of vote by proxy is hereby irrevocably vested in each and every stockholder.
     The said stock of this corporation shall be fully paid and non-assessable when issue, shall be represented by certificates and shall be personal property. No transfer of the said stock shall be binding upon this corporation unless said transfer is made in accordance with this charter and recorded in the books thereof.
     No stockholder shall ever enjoy any preemptive right to subscribe to any or all additions to the stock of this corporation.
Article 7. Directors
     The business and affairs of this corporation shall be managed and all the corporate powers thereof shall be vested in and exercised by a Board of not less than 3 nor more than 7 directors, unless and until otherwise provided by the by-laws of this corporation.
     The Board of Directors shall have authority to make and alter by-laws, fix their own qualifications, classifications or terms of office, and fix or increase their compensation, subject to the powers of the shareholders to change or repeal the by-laws so made.
     Unless and until otherwise provided in the by-laws, the Directors shall hold office until their successors have been duly elected and qualified, and the number, qualification, classification terms of office, manner of election, time and places of meetings and powers and duties of the Directors shall be as form time to time fixed by the by-laws.
     Any vacancy occurring on the Board of Directors shall be filled by the shareholders of the corporation for the unexpired term at any meeting of the Board of Directors. Any Director absent from a meeting may be represented by any other Director, according to the written instructions, general or special of said absent director filed with the Secretary.

     The general annual meeting of the stockholders for the election of Directors shall e held at the registered office of the Corporation and shall take place on the first Saturday in February, of each year, beginning with the year 1982 or the first day thereafter when such day is a legal holiday, unless or until otherwise provided by the by-laws.
     The failure from any cause whatsoever to hold the annual meeting of the stockholders or the failure to elect Directors thereafter, shall not dissolve this corporation, but the directors and officers then in office shall remain in office until their successors have been fully qualified and installed. Directors shall be elected by cumulative voting.
Article 8. Incorporator
The name and post office address of the incorporator is:
Gladys Jackson
Suite 3000 – 1001 Howard Avenue
New Orleans, Louisiana 70113
Article 9. Shareholders
     All the shareholders meetings, general or special, shall be held in the State of Louisiana, or any other place agreed upon by the Directors unless otherwise provided by the by-laws of this corporation, and at all stockholders meetings a majority of the stock, whether present or represented by proxy, shall constitute a quorum. All stockholders may vote at all stockholders’ meetings either in person or by his agent who is duly authorized in writing to appear and act for him.
Article 10. Consent of Shareholders

     A. Consent of shareholders may be given in writing by fifty-one(51%) percent of the shareholders without the necessity of a meeting of shareholders in any matter requiring an affirmative vote of shareholders to authorize or constitute corporate action.
     B. The consent, together with a certificate by the Secretary of the Corporation to the effect that the subscribers to the consent constitute fifty-one (51%) percent of the shareholders entitled to vote on the particular question, shall be filed with the records of the corporation. Prompt notice shall be given to all of the shareholders of the action taken pursuant to the consent.
Article 11. Consent of Directors
     Any action may be taken at a meeting of the Board of Directors of any committee thereof my be taken by a consent in writing signed by all of the directors or by all members of the committee as the case may be, filed with the records of proceedings of the Board of Committee.
Article 12. Insolvency of Corporation
     The corporation claims and shall have the benefits of the provisions of R.S. 12:161.
Article 13. Changes in Capital
     This charter may be amended and the capital of this corporation may be increased or decreased, or this corporation may be dissolved in the method and manner provided by law.
Article 14. Liability of Stockholders
     No stockholder of this corporation shall ever be held liable or responsible for the contractors or faults of this corporation in any further sum then the unpaid balance of the stock for which he has subscribed, nor shall any mere informality in organization have the effect of rendering his charter null or of exposing stockholders to any liability other than as above provided.

     THUS DONE AND SIGNED, in my office in New Orleans, La., in the presence of Stephanie Edwards and Lorraine Hamilton, competent witnesses, on the day, month and year hereinabove mentioned.

/s/ Gladys Jackson

INCORPORATOR
WITNESSES:
/s/Stephanie Edwards
      Stephanie Edwards
/s/Lorraine Hamilton
      Lorraine Hamilton
/s/James A. Gray, II
      NOTARY PUBLIC

INITIAL REPORT BY DOMESTIC CORPORATIONS
STATE OF LOUISIANA
PARISH OF ORLEANS

TO:	Secretary of State
Baton Rouge, LA
Complying with R.S. 1950, 12:101, Normal Life of Louisiana, Inc. hereby makes its initial report as follows:
          Municipal Address of Location of its Registered Office:
3715 Williams Blvd.
Kenner, Louisiana 70065
          Name and address of Registered Agent:
Jefferson, Bryan & Gray
Suite 3000, 1001 Howard Ave.
New Orleans, LA 70113
          New Orleans, Louisiana, this 19th day and January, 1984.

/s/Gladys Jackson

Incorporator

Prepare and Furnished by
Paul J. Hardy
Secretary of State
STATEMENT OF CHANGE OF REGISTERED OFFICE, OR REGISTERED AGENT IN LOUISIANA (if only the address of the registered office or business office of the registered agent is changed, the statement need only be executed by the registered agent.)
NORMAL LIFE OF LOUISIANA, INC.

Name of Corporation

3715 Williams Boulevard, Kenner, Louisiana 70062

Registered Office
JEFFERSON, BRYAN, GRAY & JUPITER

Successor Registered Agent
Suite 1850 Poydras Center, 650 Poydras St., NOLA 70130

Address
Principal business establishment in the State of Louisiana:
 Street   3715 Williams Blvd      City     Kenner                State          LA

/s/James A. Gray, II
Jefferson, Bryan, Gray & Jupiter
Registered Agent

President or Vice-President
State of Louisiana
Parish or County Jefferson
     On this 5th day of December, 1986, personally appeared before me James A. Gray, II, who, being by me first duly sworn, declared that he is the Registered Agent of Normal Life of Louisiana, Inc., that he executed the foregoing document as Registered Agent of the corporation, and that the statements therein contained are true.

/s/Clare Jupiter

Notary Public

8909G(2)
July 14, 1987
NOTICE OF RESIGNATION OF REGISTERED AGENT

To:	Normal Life of Louisiana, Inc.
Attention: President

Secretary of State
State of Louisiana
P.O. Box 94125
Baton Rouge, LA 70804

Clerk of Court
and Ex-Officio Recorder of Mortgages
Parish of Orleans
State of Louisiana
     This constitutes written notice, pursuant to the Louisiana Business Corporation Law, of the resignation of the undersigned as the registered agent of NORMAL LIFE OF LOUISIANA, INC.
     Enclosed to the Secretary of State and to the Recorder of Mortgages are checks for the appropriate fees due each for filing this notice as required.

/s/ James A. Gray, II

Jefferson, Bryan & Gray

AFFIDAVIT OF ACCEPTANCE OF APPOINTMENT
BY DESIGNATED REGISTERED AGENT
ACT 769 OR 1987
To the State Corporation Department
State of Louisiana
STATE OF LOUISIANA
PARISH OF ORLEANS
On this 14th day of September, 1987, before me, a Notary Public in and for the State and Parish aforesaid, personally came and appeared Robert A. Kutcher, who is to me known to be the person, and who, being duly sworn, acknowledged to me that he does hereby accept appointment as the Registered Agent of Normal Life of Louisiana, Inc., which is a Corporation authorized to transact business in the State of Louisiana pursuant to the provisions of the Title 12, Chapter 1, 2 and 3.

/s/ Robert A. Kutcher

Registered Agent
Subscribed and sworn to before
me on the day, month, and year
first above set forth

NOTARY PUBLIC

NOTE:	If the Agent is a Corporation authorized to act as an agent then the affidavit must be executed by an officer of the corporation.
Issued by James H. “Jim” Brown
Secretary of State
SS 388 (9/87)